                               FIFTH AMENDMENT TO
                                RIGHTS AGREEMENT

         THIS FIFTH AMENDMENT (the "Fifth Amendment"), dated as of August 26, 2005, is between PER-SE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York banking corporation, as Rights Agent (the "Rights Agent").

         WHEREAS, the Company and Rights Agent are parties to that certain Rights Agreement, as amended on each of May 4, 2000, December 6, 2001, March 10, 2003 and February 18, 2005 (as amended, the "Rights Agreement").

         WHEREAS, the Company, Royal Merger Co., a Delaware corporation and wholly-owned subsidiary of the Company ("Purchaser") and NDCHealth Corporation, a Delaware corporation ("NDC"), propose to enter into an Agreement and Plan of Merger pursuant to which Purchaser will be merged with and into NDC in exchange for cash and shares of the Company's Common Stock (as defined in the Rights Agreement).

         WHEREAS, in accordance with the terms of Section 27(a) of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters, and the Company and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

         1. Amendment of Section 1. Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of Section (a):

                  "In addition, notwithstanding anything in this Agreement to the contrary, (i) neither NDCHealth Corporation, a Delaware corporation ("NDC"), nor any stockholder, Affiliate or Associate of NDC, shall be deemed to be an Acquiring Person solely by virtue of the execution of the Agreement and Plan of Merger (the "Merger Agreement"), to be entered into as of August 26, 2005, by and among the Company, NDC and Royal Merger Co., a Delaware corporation and wholly owned subsidiary of the Company, as it may be amended or supplemented from time to time in accordance with its terms, or solely by virtue of any of the transactions contemplated by the Merger Agreement and (ii) no Acquisition Transaction or Distribution Date or Triggering Event shall be deemed to occur solely by virtue of the execution of the Merger Agreement or solely by virtue of any of the transactions contemplated by the Merger Agreement."

         2. Effectiveness. This Fifth Amendment shall be deemed effective as of August 26, 2005, as if executed on such date. Except as expressly amended hereby, all of the terms and provisions of the Rights Agreement are and shall remain in full force and effect and shall be otherwise unaffected hereby.



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         3. Governing Law. This Fifth Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         4. Counterparts. This Fifth Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         5. Severability. If any term, provision, covenant or restriction of this Fifth Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Fifth Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed as of the date first written above.


                                              PER-SE TECHNOLOGIES, INC.


                                              By: /s/ PHILIP M. PEAD
                                                  ------------------------------
                                                  Philip M. Pead
                                                  Chairman, President
                                                  and Chief Executive Officer


                                              AMERICAN STOCK TRANSFER & TRUST
                                              COMPANY


                                              By: /s/ HERBERT J. LEMMER
                                                  ------------------------------
                                                  Name:  Herbert J. Lemmer
                                                  Title: Vice President



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